CONTACT:	FOR IMMEDIATE RELEASE
Bryan R. McKeag	December 12, 2017
Executive Vice President
Chief Financial Officer
(563) 589-1994
bmckeag@htlf.com
HEARTLAND FINANCIAL USA, INC. DECLARES SPECIAL CASH DIVIDEND

Dubuque, Iowa, December 12, 2017 - Heartland Financial USA, Inc. (NASDAQ: HTLF), announced that its board of directors declared a special cash dividend of $0.07 per share on the company's common stock at its meeting today. The special dividend is payable on December 29, 2017, to stockholders of record at the close of business on December 22, 2017. Together with the four regular cash dividends paid in 2016, the special dividend brings the total dividends paid this year to $0.51 per common share.

“It is rewarding to recognize outstanding performance through dividend payments to our stockholders,” said Lynn B. Fuller, Heartland’s chairman and chief executive officer. “2017 was a successful financial year and can be attributed to solid net interest margin, closure and smooth conversion of Citywide Banks, our largest merger to date, and continued focus on achieving operating efficiencies and growth.”

Heartland has paid a dividend in every quarter since the company’s inception in 1981.

About Heartland Financial USA, Inc.
Heartland Financial USA, Inc. is a diversified financial services company with assets exceeding $9.7 billion. The company provides banking, mortgage, private client, investment, insurance and consumer finance services to individuals and businesses. Heartland currently has 117 banking locations serving 88 communities in Iowa, Illinois, Wisconsin, New Mexico, Arizona, Montana, Colorado, Minnesota, Kansas, Missouri, Texas and California. Additional information about Heartland Financial USA, Inc. is available at www.htlf.com.

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